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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              -------------------


                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                              -------------------

                      November 18, 1999 (November 4, 1999)
                Date of Report (Date of earliest event reported)


                            TYLER TECHNOLOGIES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


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
     Delaware                        1-10485                  75-2303920
----------------                    ----------              ---------------
 (State or other                   (Commission             (I.R.S. Employer
 jurisdiction of                    File Number)          Identification No.)
incorporation or
  organization)
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                            2800 W. Mockingbird Lane
                              Dallas, Texas 75235
                     --------------------------------------
                    (Address of principal executive offices)

                                 (214) 902-5086
                                 --------------
              (Registrant's telephone number, including area code)


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Item 2.  Acquisition or Disposition of Assets.

         On November 4, 1999, Tyler Technologies, Inc. (the "Company"), through its wholly-owned subsidiary, CLT Company, a Delaware corporation ("Merger Sub"), acquired certain of the assets and properties, and assumed certain of the liabilities, of Cole Layer Trumble Company ("CLT"), a division of Day & Zimmermann, L.L.C., a Delaware limited liability company ("D&Z"). CLT designs, develops, and services property tax and appraisal outsourcing solutions for governmental entities. The assets acquired included substantially all of the assets used by CLT in its business, including, without limitation, unbilled accounts receivable, contracts, contract rights, customer, marketing and prospect lists, registered and unregistered intellectual property and other proprietary information, software and software licenses, the building and land of CLT's principal place of business located in Dayton, Ohio (including all fixed assets contained therein), causes of action, and goodwill. The assets excluded from the acquisition include accounts receivable billed in the ordinary course of business as of the effective date.

         The acquisition was consummated pursuant to the terms and conditions of an Asset Purchase Agreement (the "Agreement"), dated November 3, 1999 to be effective as of October 29, 1999, by and among the Company, Merger Sub, and D&Z. The aggregate consideration for the acquired assets consisted of: (1) $3,000,000 cash; (2) 1,000,000 shares (the "Company Shares") of Company common stock, $.01 par value per share; (3) the Company's Senior Subordinated Secured Promissory Note due March 26, 2002 of Forest City Auto Parts Company, as maker, in the original principal amount of $1,155,000; and (4) the Company's Senior Subordinated Secured Promissory Note due March 26, 2002 of Forest City Auto Parts Company, as maker, in the original principal amount of $2,000,000. The cash portion of the purchase price is subject to two post-closing adjustments, which will occur approximately ninety days from the closing date, including:
(1) D&Z will deliver to the Company in cash the amount by which the billed accounts receivable of CLT as of the effective date are less than $5,995,388, which the parties currently estimate the amount due from D&Z to the Company to be approximately $660,000; and (2) the cash portion of the purchase price will be reduced (or increased), and D&Z will pay to (or receive from) the Company, an amount of cash equal to the decrease (or increase) in the Net Assets of CLT (defined as selected assets acquired minus selected liabilities assumed) from September 2, 1999 through the effective date. In addition, the Company and Merger Sub have agreed to purchase from D&Z all billed accounts receivable of CLT as of the effective date that remain uncollected during the ninety day period after closing for cash at their respective face value. The Agreement also provides D&Z with price protection on the Company Shares, which expires November 4, 2001, to the extent such shares are sold at less than $6.25 per share in an

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amount not to exceed $2,750,000. The Company financed the cash portion of the consideration under its senior credit facility with Bank of America.

         CLT is the oldest and largest mass appraisal firm in the United States. CLT has served state and local governments in 46 states on more than 2,500 major projects and has appraised some 50 million parcels of residential, agricultural, commercial, and industrial property. CLT has over 450 employees and had annual revenues of approximately $27 million in fiscal 1998.

Item 7.  Financial Statements and Exhibits.

         (a) Financial statements of businesses acquired.

                  Financial statements of CLT will be filed not later than 60 days after the date this initial report must be filed.

         (b) Pro forma financial information.

                  Pro forma financial information reflecting the acquisition of CLT will be filed not later than 60 days after the date this initial report must be filed.

         (c) Exhibits.

         10.1 Asset Purchase Agreement dated November 3, 1999 to be effective as of October 29, 1999, by and among Tyler Technologies, Inc., CLT Company, a Delaware corporation and wholly-owned subsidiary of the Company, and Day & Zimmermann, L.L.C., a Delaware limited liability corporation.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TYLER TECHNOLOGIES, INC.




Date:    November 18, 1999             By:  /s/ Theodore L. Bathurst
                                            ------------------------
                                            Title:   Vice President & Chief
                                                     Financial Officer
                                                     (Chief Financial Officer)


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                               INDEX TO EXHIBITS

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
EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------
 10.1 Asset Purchase Agreement dated November 3, 1999 to be effective as of October 29, 1999, by and among Tyler Technologies, Inc., CLT Company, a Delaware corporation and wholly-owned subsidiary of the Company, and Day & Zimmermann, L.L.C., a Delaware limited liability corporation.
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